FOX Renews its Contract with USA Video for Expanded Deployment of Company’s Unique Anti-Piracy Solutions

Niantic, Connecticut – November 19, 2009

USA Video Interactive Corporation (NASDAQ; OTCBB: USVO; TSX: US; BSE/Frankfurt: USF) today announced that based on the success of the customized deployment of its proprietary watermarking technology to Twentieth Century Fox Home Entertainment LLC (FOX) over the past year, the company has finalized negotiations to renew and expand the original contract between the two companies.  After a year of customization and evaluation, FOX has acknowledged USA Video’s watermarking technology to be a key component in identification and enforcement of video content, and plans to continue to utilize and expand the deployment of USA Video’s MediaEscort and SmartMarks products within a number of FOX divisions, including FOX's international division.

“We’ve been very pleased with USA Video’s watermarking technology and the company’s continued build-outs and customizations in support of our many and varied needs,” said Heather Field, Executive Director Information Technologies.  “We’ve had experience using SmartMarks to assert our rights with good result.  We have renegotiated and expanded our original contract, and look forward to incorporating new deployments within a number of our divisions, including international.”

 Per the announced terms of this contract, USA Video shall be compensated by FOX for the time, effort, and resources expended in developing, at FOX's request, specific and customized uses of the technologies, for continued deployment to the referenced FOX divisions.

 “We believe that programs focused on enabling transactions with the security for enforcement rather than prevention offer the greatest path to growing revenue for content owners in today’s digital distribution markets,” said Edwin Molina, USA Video President and CEO.  “By continuing to adopt and customize our proven and robust watermarking solutions for FOX, we shall ensure they have a fully comprehensive anti-piracy spectrum to protect their content in those emerging markets.”

About Twentieth Century Fox Home Entertainment: A recognized global industry leader, Twentieth Century Fox Home Entertainment LLC (TCFHE) is the worldwide marketing, sales and distribution company for all Fox film and television programming on DVD, Blu-Ray Disc (BD) and Digital Copy as well as acquisitions and original productions.  The company also releases all products around the globe for MGM Home Entertainment.  Each year TCFHE introduces hundreds of new and newly enhanced products, which it services to retail outlets -- from mass merchants and warehouse clubs to specialty stores and e-commerce -- throughout the world.  Twentieth Century Fox Home Entertainment LLC is a subsidiary of Twentieth Century Fox Film Corporation, a News Corporation company.

About MediaEscort™: MediaEscort™ is an industry first, IP-centric, real-time online watermarking product, with its own administrative infrastructure fully integrated into customer’s video servers. It will automatically and seamlessly embed SmartMarks—imperceptible forensic information in every frame of video content—during Internet delivery, providing the proof courts need to protect intellectual property rights, indicting and convicting the individuals who steal the original material. Using MediaEscort, copyright holders are able to protect their content without restricting the fair uses of legitimate customers. MediaEscort’s SmartMarks work across all distribution and presentation channels and technologies.  It seamlessly provides an entire system for piracy protection without frustrating consumers, who will continue to have the freedom to enjoy content in their own way.  In addition, MediaEscort has the ability to support all major codecs in the industry, while preserving the SmartMarks, and the process is fully compatible with DRM.

About USVO: USA Video Interactive Corporation (USVO) designs and markets technology for delivery of digital media. USVO developed its MediaEscort™, MediaSentinel™ and SmartMark™ digital watermarking products and technologies to provide a robust means for producers and distributors to invisibly protect their content. USA Video Technology Corp., a wholly owned subsidiary of USVO, holds the pioneering patent for store-and-forward video, filed in 1990 and issued by the United States Patent and Trademark Office on July 14, 1992; it has been cited by at least 165 other patents. USVO holds similar patents in Germany, Canada, England, France, Spain, Italy, and Japan. For more information, visit www.usvo.com. For All Press Inquires:  Please call (860) 739 – 8030; extension 4

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